Getty Images Reports First Quarter 2025 Results
•Q1 Revenue Growth of 0.8%, Currency Neutral Growth of 2.6%
•Q1 Annual Subscription Revenue Growth of 5.4%, Currency Neutral 7.2%
•Annual Subscription Revenue Rose to 57.2% of Total Revenue in Q1
•Updates 2025 Guidance to Reflect FX Impacts, while Reaffirming Currency Neutral Revenue Growth Outlook

New York, NY, May 12, 2025 – Getty Images Holdings, Inc. (“Getty Images” or the “Company”) (NYSE: GETY), a preeminent global visual content creator and marketplace, today reported financial results for the first quarter ended March 31, 2025.

“Results in the first quarter were consistent with our expectations, with growth highlighted by gains across our subscription business, and continued customer value delivered through our offerings,” said Craig Peters, Chief Executive Officer for Getty Images. “We remain committed to investing in the core assets of our company and continuing to evolve our offering in ways that deepen our relevance for our customers. We believe this strategy positions us well to achieve our 2025 outlook and beyond.”

“We delivered a solid performance during a challenging start to the year, with positive operating metrics and a growing annual subscription business,” said Jenn Leyden, Chief Financial Officer. “Looking ahead to the rest of 2025, we are optimistic about the opportunities to build momentum and expand our customer base, while recognizing the need to focus on execution in the current environment and maintain our financial discipline.”

First Quarter 2025 Financial Summary:
•Revenue of $224.1 million increased 0.8% year over year and 2.6% on a currency neutral basis.
•Creative revenue of $132.2 million, down 4.8% year over year and down 3.0% on a currency neutral basis.
•Editorial revenue of $82.6 million, up 4.0% year over year and 5.6% on a currency neutral basis.
•Annual Subscription Revenue as a percentage of total revenue grew to 57.2% up from 54.7% in Q1’24.
•Net Loss of $102.6 million, compared to a Net Income of $13.6 million in Q1’24. Included in the Q1’25 results are:
•$53.4 million increase in tax expense primarily due to foreign withholding taxes, nondeductible interest, and changes in valuation allowance,
•$41.5 million increase in foreign exchange loss primarily due to revaluation of the Euro Term Loan,
•$13.7 million decrease in income from operations primarily due to approximately $18.0 million of merger related expenses in Q1’25, and
•$5.5 million increase in loss on extinguishment of debt tied to the Q1’25 Term Loan refinancing.
•Net Loss Margin for Q1’25 was 45.8% compared to Net Income Margin of 6.1% in Q1’24.
•On a non-GAAP basis, adjusted Net Loss* was $58.3 million, as compared to $10.7 million adjusted Net Income* in the prior year.
•Adjusted EBITDA* of $70.1 million, slightly down 0.1% year over year and up 2.2% on a currency neutral basis. Adjusted EBITDA Margin* remained strong at 31.3% for Q1’25 compared to 31.6% in the prior year period.
•Adjusted EBITDA less capex* was $54.4 million, down 2.4% year over year and up 0.5% on a currency neutral basis.

Liquidity and Balance Sheet:
•Net cash provided by operating activities of $15.4 million in Q1’25, compared to $21.5 million in the prior year period.
•Free cash flow* of $(0.3) million in Q1’25, compared to $7.1 million in the prior year period.

•Ending cash balance on March 31, 2025 was $114.6 million, down $6.6 million from the ending balance on December 31, 2024 and down $19.6 million from March 31, 2024. The year-on-year decrease was driven in large part by $55.2 million of voluntary debt paydowns over the past twelve months and $12.5 million of outflows related to the refinancing transaction completed in Q1 2025. The Company has $150.0 million available through its Revolver, which remains undrawn, for total available liquidity of $264.6 million.
•During the quarter, the company completed the refinancing of its existing term loan structure, replacing its old term loans, which were set to mature in February 2026, with new loans now maturing in February 2030.
•Total debt was $1.36 billion, which included $300.0 million in senior notes and a Term Loan balance of $1.06 billion, consisting of $580.0 million in USD and $476.1 million in USD equivalent of Euros, converted using exchange rates as of March 31, 2025.
•On May 5, 2025, the Company completed a permitted voluntary loan to bond exchange for its $580 million of USD fixed rate loans. In total, $539.9 million of loans were exchanged into new fixed rate notes with the same 2030 maturity and 11.25% interest rate as the USD fixed rate loans.

* Non-GAAP Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA less capex, and Free Cash Flow are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section below.

Key Performance Indicators (KPIs)
Our KPIs outlined below are the metrics that provide management with the most immediate understanding of the drivers of business performance and our ability to deliver shareholder return, track to financial targets and prioritize customer satisfaction. KPI comparisons for the last twelve months ended March 31, 2024 reflect continued impact of Hollywood strike.

	Last Twelve Months Ended March 31,
	2025	2024	Increase / (Decrease)
LTM total purchasing customers (thousands)[1]	708	769	(7.9)%
LTM total active annual subscribers (thousands)[2]	318	262	21.2%
LTM paid download volume (millions)[3]	93	95	(2.7)%
LTM annual subscriber revenue retention rate[4]	92.7%	90.0%	270 bps
Image collection (millions)[5]	582	544	6.9%
Video collection (millions) [5]	34	29	16.3%
LTM video attachment rate[6]	16.7%	14.0%	270 bps
Annual subscription - includes products and subscriptions for 12 months or longer, Unsplash API, and Custom Content.

1 The count of total customers who made a purchase within the reporting period based on billed revenue.
2 The count of customers who were on an annual subscription product during the reporting period.
3 A count of the number of paid downloads by our customers in the reporting period. Excludes downloads from Editorial Subscriptions, Editorial feeds and certain API structured deals, including bulk unlimited deals. Excludes downloads related to an agreement signed with Amazon, as the magnitude of the potential download volume over the deal term could result in significant fluctuations in this metric without corresponding impact to revenue in the same period.
4 This calculates retention of total revenue for customers on an annual subscription product, comparing the customer’s total billed revenue (inclusive of both annual subscription and non-annual subscription products) in the LTM period to the prior LTM period.
5 A count of the total images and videos in our content library as of the reporting date.
6 A measure of the percentage of total paid customer downloaders who are video downloaders.

First Quarter 2025 and Other Recent Business Highlights:
•Signed new exclusive partnerships with WWE, Major League Soccer and National Women’s Soccer League and renewed long-standing partnership with UEFA.
•Returned as partners to the Academy of Motion Picture Arts and Sciences, the Elton John AIDS Foundation Oscar Party, the Vanity Fair Oscar Party, GRAMMYs and BAFTAs.

•Renewed content partnerships with the Boston Globe and MTV and welcomed new video partner Bader Media.

Financial Outlook for Full Year 2025
The following tables summarize Getty Images’ updated fiscal year 2025 guidance:

	Updated 2025 Guidance	Prior 2025 Guidance
Revenue	$931 million to $968 million	$918 million to $955 million
Revenue YoY	-0.9% to 3.1%	-2.3% to 1.6%
Revenue YoY, Currency Neutral	-1.0% to 3.0%	-1.0% to 3.0%
Adjusted EBITDA	$277 million to $297 million	$272 million to $290 million
Adjusted EBITDA YoY	-7.6% to -1.2%	-9.5% to -3.3%
Adjusted EBITDA YoY, Currency Neutral	-7.9% to -1.4%	-8.0% to -1.7%

The updated guidance has been prepared based on the following foreign currency exchange rates: the Euro at 1.10 and GBP at 1.30, compared to the Euro at 1.05 and GBP at 1.26 in the prior guidance. In addition, the Adjusted EBITDA guidance continues to include approximately $8.0 million of one-off increases in SG&A as the Company accelerates its SOX compliance efforts in 2025. This acceleration is to prepare for what the Company anticipates being a necessary shift in resources and focus on merger and integration related activities upon the expected close of the transaction with Shutterstock.

Previously Announced Merger Agreement with Shutterstock
On January 7, 2025, Getty Images announced that it entered into a merger agreement with Shutterstock to combine in a merger of equals transaction, creating a premier visual content company.

On April 2, 2025, Getty Images announced that the Company and Shutterstock, Inc had each received a Request for Additional Information and Documentary Material (Second Request) from the U.S. Department of Justice in connection with the proposed merger. Following submission of a briefing paper, on April 22, 2025, the United Kingdom Competition and Markets Authority invited Getty Images to submit a Merger Notice and their review process is ongoing.

Getty Images and Shutterstock intend to continue working cooperatively with the DOJ and other non-US regulators to obtain regulatory clearance for the proposed merger as expeditiously as possible. The proposed transaction remains subject to Shutterstock stockholder approval as well as other customary closing conditions.

Both parties continue to expect the transaction to close in the second half of 2025.

For additional information associated with the transaction, please see the Company filings from time to time with the Securities and Exchange Commission.

Webcast & Conference Call Information
The Company will host a conference call and live webcast with the investment community at 4:30 p.m. Eastern Time today, Monday, May 12, 2025, to discuss its first quarter 2025 results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.gettyimages.com/. To access the call through a conference line, dial 1-800-225-9448 (in the U.S.) or 1-203-518-9708 (international callers). The conference ID for the call is GETTYQ1. A replay of the conference call will be posted shortly after the call and will be available for fourteen days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 11158845.

About Getty Images
Getty Images (NYSE: GETY) is a preeminent global visual content creator and marketplace that offers a full range of content solutions to meet the needs of any customer around the globe, no matter their size. Through its Getty Images, iStock and Unsplash brands, websites and APIs, Getty Images serves customers in almost every country in the world and is the first-place people turn to discover, purchase and share powerful visual content from the world’s best photographers and videographers. Getty Images works with almost 600,000 content creators and more than 350 content partners to deliver this powerful and comprehensive content. Each year Getty Images covers more than 160,000 news, sport and entertainment events providing depth and breadth of coverage that is unmatched. Getty Images maintains one of the largest and best privately-owned photographic archives in the world with millions of images dating back to the beginning of photography.

Through its best-in-class creative library and Custom Content solutions, Getty Images helps customers elevate their creativity and entire end‑to‑end creative process to find the right visual for any need. With the adoption and distribution of generative AI technologies and tools trained on permissioned content that include indemnification and perpetual, worldwide usage rights, Getty Images and iStock customers can use text to image generation to ideate and create commercially safe compelling visuals, further expanding Getty Images capabilities to deliver exactly what customers are looking for.

For Company news and announcements, visit our Newsroom.

Forward-Looking Statements
Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including: our inability to continue to license third-party content and offer relevant quality and diversity of content to satisfy customer needs; our ability to attract new customers and retain and motivate an increase in spending by our existing customers; our ability to grow our subscriptions business; the user experience of our customers on our websites; the extent to which we are able to maintain and expand the breadth and quality of our content library through content licensed from third-party suppliers, content acquisitions and imagery captured by our staff of in-house photographers; the mix of and basis upon which we license our content, including the price-points at, and the license models and purchase options through, which we license our content; the risk that we operate in a highly competitive market; the risk that we are unable to successfully execute our business strategy or effectively manage costs; our inability to effectively manage our growth; our inability to maintain an effective system of internal controls and financial reporting; the risk that we may lose the right to use “Getty Images” trademarks; our inability to evaluate our future prospects and challenges due to evolving markets and customers’ industries; the legal, social and ethical issues relating to the use of new and evolving technologies, such as Artificial Intelligence and machine learning (collectively, “AI”), including statements regarding AI and innovation momentum; the increased use of AI applications such as generative AI technologies that may result in harm to our brand, reputation, business, or intellectual property; the risk that our operations in and continued expansion into international markets bring additional business, political, regulatory, operational, financial and economic risks; our inability to adequately adapt our technology systems to ingest and deliver sufficient new content; the risk of technological interruptions or cybersecurity breaches, incidents, and vulnerabilities; the risk that any prolonged strike by, or lockout of, one or more of the unions that provide personnel essential to the production of films or television programs, such as the 2023 strike by the writers’ union and the actors’ unions and including its lingering effects, could further impact our entertainment business; the inability to expand our operations into new products, services and technologies and to increase customer and supplier awareness of our new and emerging products and services, including with respect to our AI initiatives; the loss of and inability to attract and retain key personnel that could negatively impact our business growth; the inability to protect the proprietary information of customers and networks against security breaches and protect and enforce intellectual property rights; our reliance on third parties; the risks related to our use of independent contractors; the risk that an increase in government regulation of the industries and markets in which we operate could negatively impact our business; the impact of worldwide and regional political, military or economic conditions, including declines in foreign currencies in relation to the value of the U.S. dollar, hyperinflation, higher interest rates, trade wars and restrictions, devaluation the impact of recent bank failures on the marketplace and the ability to access credit and significant political or civil disturbances in international markets where we conduct business; the risk that claims, judgements, lawsuits and other proceedings that have been, or may be, instituted against us or our predecessors, including pending lawsuits brought against us by former warrant holders, could adversely affect our business; the inability to maintain the listing of our Class A common stock on the New York Stock Exchange; volatility in our stock price and in the liquidity of the trading market for our Class A common stock; the impact of any widespread outbreak of an illness, pandemic or other local or global health issue, natural disasters, or climate change; changes in applicable laws or regulations; the risks associated with evolving corporate governance and public disclosure requirements; the risk of greater than anticipated tax liabilities; the risks associated with the storage and use of personally identifiable information; earnings-related risks such as those associated with late payments, goodwill or other intangible assets; our ability to obtain additional capital on commercially reasonable terms; the risks associated with being an “emerging growth company” and “smaller reporting company” within the meaning of the U.S. securities laws; risks associated with our reliance on information technology in critical areas of our operations; our inability to pay dividends for the foreseeable future; the risks associated with additional issuances of Class A common stock without stockholder approval; risks related to our proposed merger with Shutterstock, Inc.; costs related to operating as a public company; and other risks and uncertainties identified in “Item 1A Risk Factors” of our most recently filed Annual Report on Form 10-K (the “2024 Form 10-K”). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described under the heading “Item 1A Risk Factors” in our 2024 Form 10-K and in our other filings with the SEC. The risks described under the heading “Item 1A Risk Factors” in our 2024 Form 10-K and other filings with the SEC are not exhaustive. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, the statements of belief and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us, as applicable, as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenue	$224,077	$222,278

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	$60,209	$60,256
Selling, general and administrative expenses	98,268	100,944
Depreciation	14,947	14,360
Amortization	566	534
Loss on litigation	4,343	2,022
Other operating expenses – net	18,402	3,128
Total operating expenses	196,735	181,244
Income from operations	27,342	41,034

Other (expense) income, net:
Interest expense	(32,675)	(32,724)
(Loss) on fair value adjustment for swaps – net	—	(1,459)
Foreign exchange (loss) gain – net	(25,078)	16,422
Loss on extinguishment of debt	(5,474)	—
Other non-operating (expense) income – net	(2,094)	1,515
Total other expense – net	(65,321)	(16,246)
(Loss) income before income taxes	(37,979)	24,788
Income tax (expense) benefit	(64,593)	(11,201)

Net (loss) income	(102,572)	13,587
Less:
Net income attributable to non-controlling interest	—	132
Net (loss) income attributable to Getty Images Holdings, Inc.	$(102,572)	$13,455

Net (loss) income per share attributable to Class A Getty Images Holdings, Inc. common stockholders:
Basic	$(0.25)	$0.03
Diluted	$(0.25)	$0.03

Weighted-average Class A common shares outstanding:
Basic	412,472,878	405,635,251
Diluted	412,472,878	414,893,486

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$114,554	$121,173
Restricted cash	4,119	4,131
Accounts receivable – net of allowance of $6,123 and $6,164, respectively	158,697	151,130
Prepaid expenses	15,226	16,327
Insurance recovery receivable	40,000	45,000
Taxes receivable	10,058	9,577
Other current assets	7,681	11,477
Total current assets	350,335	358,815
Property and equipment, net	180,309	177,292
Operating lease right-of-use assets	30,478	32,453
Goodwill	1,511,795	1,510,477
Intangible assets, net of accumulated amortization	397,877	389,906
Deferred income taxes, net	64,681	63,965
Other assets	31,028	30,800
Total assets	$2,566,503	$2,563,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,133	$99,320
Accrued expenses	49,408	59,938
Short-term debt, net	19,447	—
Income taxes payable	17,363	10,913
Litigation reserves	112,380	110,994
Deferred revenue	186,634	172,090
Total current liabilities	488,365	453,255
Long-term debt, net	1,308,112	1,314,424
Lease liabilities	26,559	29,034
Deferred income taxes, net	77,363	24,357
Uncertain tax positions	22,831	22,329
Other long-term liabilities	2,177	1,969
Total liabilities	1,925,407	1,845,368
Commitments & contingencies (Note 12)

Stockholders’ equity:
Class A common stock, $0.0001 par value: 2.0 billion shares authorized; 413.4 million shares issued and outstanding as of March 31, 2025 and 412.3 million shares issued and outstanding as of December 31, 2024	41	41
Additional paid-in capital	2,022,385	2,017,407
Accumulated deficit	(1,326,054)	(1,223,482)
Accumulated other comprehensive loss	(103,420)	(123,770)
Total Getty Images Holdings, Inc. stockholders’ equity	592,952	670,196
Non-controlling interest	48,144	48,144
Total stockholders’ equity	641,096	718,340
Total liabilities and stockholders’ equity	$2,566,503	$2,563,708

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(102,572)	$13,587
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,513	14,894
Foreign currency gain (losses) on foreign denominated debt	18,330	(11,708)
Equity-based compensation	4,525	9,134
Debt extinguishment	5,474	—
Deferred income taxes – net	54,827	3,422
Uncertain tax positions	502	(163)
Non-cash fair value adjustment for swaps	—	1,459
Amortization of debt issuance costs	1,923	743
Non-cash operating lease costs	2,773	2,913
Other	3,145	632
Changes in assets and liabilities:
Accounts receivable	(6,373)	(2,051)
Accounts payable	6,075	(8,877)
Accrued expenses	(4,719)	(212)
Insurance recovery receivable	5,000	931
Litigation reserves	1,501	1,390
Lease liabilities, non-current	(3,265)	(2,957)
Income taxes receivable/payable	6,683	145
Interest payable	(7,316)	(7,317)
Deferred revenue	13,167	7,883
Other	191	(2,320)
Net cash provided by operating activities	15,384	21,528

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(15,706)	(14,452)
Net cash used in investing activities	(15,706)	(14,452)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	1,040,872	—
Debt refinancing costs	(35,343)	(2,201)
Prepayment of debt	(1,018,076)	(2,600)
Proceeds from common stock issuance	—	2,021
Cash paid for settlement of employee taxes related to equity-based awards	—	(2,492)
Net cash used in financing activities	(12,547)	(5,272)

Effects of exchange rates fluctuations	6,238	(3,918)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(6,631)	(2,114)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of period	125,304	140,850
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of period	$118,673	$138,736

Non-GAAP Financial Measures

In order to assist investors in understanding the core operating results that our management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Adjusted EBITDA, (2) Adjusted EBITDA Margin, (3) Adjusted EBITDA less capex (4) Adjusted Net Income and Adjusted Earnings Per Share and (5) Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results. We also evaluate our revenue on an as reported (U.S. GAAP) and currency neutral basis. We believe presenting currency neutral information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are provided below.

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA less capex

(In thousands)	Three Months Ended March 31,
	2025	2024
Net (loss) income	$(102,572)	$13,587
Add/(less) non-GAAP adjustments:
Depreciation and amortization	15,513	14,894
Other operating expense – net	18,402	3,128
Loss on litigation	4,343	2,022
Interest expense	32,675	32,724
Fair value adjustments, foreign exchange and other non-operating (income) expense [1]	27,172	(16,478)
Loss on extinguishment of debt	5,474	—
Income tax expense	64,593	11,201
Equity-based compensation expense, net of capitalization	4,525	9,134
Adjusted EBITDA	70,125	70,212
Capex	15,706	14,452
Adjusted EBITDA less capex	54,419	55,760
Net (loss) income margin	(45.8)%	6.1%
Adjusted EBITDA margin	31.3%	31.6%
(1) Fair value adjustments for our swaps and foreign currency exchange contracts, foreign exchange gains (losses) and other insignificant non-operating related expenses (income).
Reconciliation of Adjusted Net Income and Adjusted Earnings Per Share
Adjusted Net Income and Adjusted Earnings Per Share are non-GAAP financial measures that we use to provide a more meaningful comparison of our core operating results from period to period. These measures exclude the impact of certain items that we believe are not indicative of our core operating performance. These adjustments include, but are not limited to, foreign exchange gains (losses), net and other non-recurring items. The following table reconciles Net Income (Loss) and Earnings (Loss) Per Share, the most directly comparable GAAP measures, to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share for the periods presented:

(In thousands)	Three Months Ended March 31,
	2025	2024
Net (loss) income	$(102,572)	$13,587
Add/(less) non-GAAP adjustments:
Equity-based compensation expense	4,525	9,134
Tax effect of equity-based compensation expense[1]	(1,153)	(2,335)
Loss on litigation	4,343	2,022
Tax effect of loss on litigation, net of recovery[1]	(1,130)	(526)
Foreign exchange	25,078	(16,422)
Tax effect on foreign exchange (loss) gain – net[1]	(7,120)	4,382
Acquisition related costs	18,043	1,100
Tax effect of acquisition related costs[1]	(4,694)	(286)
Loss on debt extinguishment and expensed financing costs	8,651	—
Tax effect of loss on debt extinguishment and expensed financing costs[1]	(2,250)	—
Adjusted net income (loss)	$(58,279)	$10,656

Earnings per share:
Diluted earnings per share	$(0.25)	$0.03
Adjusted diluted earnings per share	$(0.14)	$0.03

Weighted average diluted shares	412,472,878	414,893,486
(1) Statutory tax rates used to calculate the tax effect of the adjustments.

Reconciliation of Free Cash Flow

	Three Months Ended March 31,
(in thousands)	2025	2024
Net cash provided by operating activities	$15,384	$21,528
Acquisition of property and equipment	$(15,706)	$(14,452)
Free Cash Flow	$(322)	$7,076

OTHER FINANCIAL DATA
Revenue by Product

(In thousands, except percentages)	Three Months Ended March 31,
	2025	% of revenue	2024	% of revenue	$ change	% change	CN % change
Creative	132,175	59.0%	138,842	62.5%	(6,667)	(4.8)%	(3.0)%
Editorial	82,617	36.9%	79,429	35.7%	3,188	4.0%	5.6%
Other	9,285	4.1%	4,007	1.8%	5,278	131.7%	135.5%
Total revenue	$224,077	100.0%	$222,278	100.0%	$1,799	0.8%	2.6%
Certain prior year amounts have been reclassified to conform to the current year presentation.

Balance Sheet & Liquidity

($ millions)	March 31, 2025	December 31, 2024	March 31, 2024
Cash & Cash Equivalents[1]	$114.6	$121.2	$134.2
Available under Revolving Credit Facility[2]	$150.0	$150.0	$150.0
Total Liquidity	$264.6	$271.2	$284.2

Old Term Loans Outstanding - USD Tranche	$—	$579.2	$634.4
Old Term Loans Outstanding - EUR Tranche[3]	$—	$435.2	$451.9
New Term Loans Outstanding - USD Tranche	$580.0	$—	$—
New Term Loans Outstanding - EUR Tranche[3]	$476.1	$—	$—
Total Balance - Term Loans Outstanding[4]	$1,056.1	$1,014.4	$1,086.3

Short-term debt, net[4]	$19.4	$—	$—
Senior Notes	$300.0	$300.0	$300.0

1 Excludes restricted cash of $4.1 million as of March 31, 2025, $4.1 million as of December 31, 2024 and $4.5 million as of March 31, 2024.
2 Our Revolving Credit Facility was effective May, 2023 and matures May, 2028.
3 Face Value of Debt is 440M EUR as of March 31, 2025 converted using FX spot rate of 1.08 and face value of debt of 419M EUR as of both December 31, 2024 and March 31, 2024 converted using the FX spot rate as of 1.01 and 1.08, respectively, as of those dates.
4 Represents face value of debt, not GAAP carrying value.

Investor Contact:
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Steven Kanner
Investorrelations@gettyimages.com

Media Contact:
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Anne Flanagan
Anne.flanagan@gettyimages.com